Exhibit 99.1

MEDIA CONTACT

Alan Chapple
Exide Technologies
678-566-9514
alan.chapple@exide.com

INVESTOR CONTACT

Rich Cockrell
Exide Technologies
678-566-9415
rich.cockrell@exide.com

FOR IMMEDIATE RELEASE

EXIDE SHAREHOLDERS ELECT TWO NEW DIRECTORS TO BOARD
Proposals to eliminate the classified Board and to permit shareholders to call special meetings also approved during Company’s annual shareholders meeting

Alpharetta, Ga. – (August 30, 2005) – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical-energy solutions, today announced that shareholders elected two new members to the Company’s Board of Directors and re-elected the other seven current directors during Exide’s annual meeting in Alpharetta.

The new members of Exide’s Board are David S. Ferguson and Carroll R. Wetzel.

Mr. Ferguson is the principal of his own retail consulting firm, DS Ferguson Enterprises, LLC. Mr. Ferguson is the retired President and Chief Executive Officer of Wal-Mart Europe, and prior to that he was President and CEO of Wal-Mart Canada. Earlier, he was President and Chief Operating Officer of Stuarts Department Stores. Mr. Ferguson currently is Vice Chairman of the Board of Advisors of Miller Zell.

Mr. Wetzel most recently served as Chairman of the Board of Safety Components, Inc., a supplier of automotive airbag fabric and cushions and technical fabrics. Earlier, Mr. Wetzel was the head of the Mergers and Acquisitions Group of Chemical Bank, and later was Co-Head of the Group following the merger with Chase Manhattan Bank. Mr. Wetzel currently serves as a member of the Board of Directors of Laidlaw International, Inc.

The new members join re-elected Directors John P. Reilly (Chairman of the Board), Gordon A. Ulsh (Exide President and CEO), Michael R. D’Appolonia, Mark C. Demetree, Phillip M. Martineau, Michael P. Ressner and Jerome B. York.

“I am pleased that Exide shareholders have voted to approve the proposed slate of Directors, and I am confident that the addition of David Ferguson and Carroll Wetzel will strengthen the Board’s ability to help guide the Company in its continuing effort to add value for and be more responsive to shareholders and customers,” said Mr. Reilly.

Shareholders also voted to:

•	amend the Company’s Certificate of Incorporation to eliminate the classified Board. Board members will now serve one-year terms.

•	remove the limitation on the maximum number of Directors who can serve on the Company’s Board.

•	permit holders of outstanding shares representing at least 15 percent of the voting power of the Company’s capital stock to call special meetings of shareholders.

•	approve the 2004 stock incentive plan for executive- and management-level employees and Directors.

•	ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent auditor for fiscal year 2006.

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About Exide Technologies
Exide Technologies, with operations in 89 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups – Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World – provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Except for historical information, this press release may be deemed to contain “forward-looking” statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items, (b) statements of plans of and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, and (c) statements of future economic performance.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) adverse reactions by creditors, vendors, customers, and others to the going-concern modification in the Company’s audit report for the fiscal year ended March 31, 2005, (ii) the Company’s substantial debt and debt service requirements which may restrict the Company’s operational and financial flexibility, as well as imposing significant interest and financing costs and the Company’s ability to comply with the covenants in its debt agreements or obtain waivers of noncompliance, (iii) the fact that lead, a major constituent in most of the Company’s products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (iv) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (v) the Company’s exposure to fluctuations in interest rates on its variable debt, (xii) the Company’s ability to maintain and generate liquidity to meet its operating needs, (vi) general economic conditions, (vii) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs, and (viii) the Company’s reliance on a single supplier for its polyethylene battery separators.

Some of the factors contained herein, and other factors, are enumerated in further detail in the Company’s most recent Form 10-Q filed on August 9, 2005, as well as in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on July 15, 2005, because such factors have, in some instances, affected and in the future could affect, the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Further information about Exide, including its financial results, is available at www.exide.com.